ECO Building Products Closes Up To $3.4M in Financing to Fill Pending Purchase

Orders and Support Capital Expansion

Funding Positions Company to Meet Growing Demand from Major Customer

June 4, 2014 Vista, CA - Eco Building Products, Inc. (OTCQB: ECOB), a manufacturer of treated wood products that are protected against fire, mold/mycotoxins, fungus, rot-decay, wood ingesting insects and termites by our proprietary eco-friendly WoodSurfaceFilm™ and FireResistantCoating™ technology (collectively “Eco Red Shield™”), today announced it has entered into definitive agreements for up to $3.4M in financing to support filling a backlog in purchase orders from Major Big Box Customer and to increase production capacity at its manufacturing facilities stemming from a growing demand for Eco Red Shield treated lumber at its Major Customer following a successful Second Pilot commercial launch program.

Under the terms of the agreements, the Company will receive up to $1.4M in capital in equal installments of $350,000 over the next four months, to support the filling of backlogged orders and meet increasing demand for Eco Red Shield, with the goal of reaching sales of $1.5M in the fourth month, which will potentially put the Company in a cash flow positive position. Concurrently, the Company received equity financing of $800,000 in two tranches to support the expansion in production capacity at its core manufacturing facilities from $750,000 in production capacity per month to $2,000,000 per month, as well as retire approximately $300,000 in convertible debt financing previously entered into on unfavorable terms. In addition, the Company will enter into an expandable revolving credit facility agreement for $1.2M to support its supply chain that will allow the Company to confidently increase its marketing efforts and demonstrate long term sustainability to its Major Big Box Customer.

“This funding represents a transformational milestone for the Company from a revenue growth and sales trajectory standpoint,” said Steven Conboy, President & CEO of Eco Building Products. “We now have the capital needed to meet a recent dramatic increase in demand for Eco Red Shield from our Major Big Box Customer, who is now in a position to begin aggressively marketing our product to its massive customer base as an optimized solution to meet key unmet needs in the $60B North American lumber industry. We have positioned ourselves extremely well to meet an expected continued surge in demand for fire-resistant and mold-resistant lumber in the new construction industry, especially in light of recent wildfires in San Diego County and mold-related housing condemnations following Hurricane Sandy in New Jersey and Long Island. We believe Eco Red Shield has the potential to replace existing entrenched chemical products in the wood treatment industry, with the potential to reach over $1B in sales.”

In February 2014, the Company expanded its distribution channels in a Second Pilot program with its Major Customer to 104 stores from an original Initial Pilot program of 10 stores in November 2013. The significant increase in orders for Eco Red Shield since that time has caused the Company to consider strategic options to fuel an expected rapid growth in demand following the completion of the successful Second Pilot roll-out.

According to Wood Markets, the North American lumber industry is expected to grow to over $60B in 2015, up 40% from 2009. It is widely acknowledged that the most significant unmet category in the lumber industry is for fire resistant and mold-resistant wood that will improve the safety and longevity of new housing construction. Eco Red Shield provides a comprehensive, environmentally-friendly, risk-mitigating solution that has the potential to replace the current standard in the $2.7B wood coating chemicals industry, while producing safe and ecologically-friendly products for the millions served annually by the lumber industry.

About Eco Building Products, Inc.

Eco Building Products, Inc. is a manufacturer of treated wood products that are protected against fire, mold/mycotoxins, fungus, rot-decay, wood ingesting insects and termites by our proprietary eco-friendly chemistry utilizing ECOB WoodSurfaceFilmTM and FRC™ technology (Fire Retardant Coating), (collectively “Eco Red Shield”). Eco Red Shield utilizing patent pending technology is the ultimate in wood protection, preservation, and fire safety to building components constructed of wood; from joists, beams and paneling, to floors and ceilings.

Safe Harbor Statement: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. ECOB takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties.

Company Contact

Eco Building Products, Inc.

Phone: 1 888 Red Shld (888.733.7453)

Email: info@ecob.net

Web Site: www.ecob.net

Investor Relations Contact

Arthur Douglas & Associates, Inc.

Arthur Batson

Phone: 407-478-1120